FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2025 RESULTS

COLUMBUS, Ohio, USA – May 1, 2025 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2025. Provided below are the highlights:

•Reported sales declined 5% compared with the prior year. In local currency, sales decreased 3% compared with the prior year and grew 3% excluding the recovery of delayed shipments in the prior year.

•Net earnings per diluted share as reported (EPS) were $7.81, compared with $8.24 in the prior-year period. Adjusted EPS was $8.19, a decrease of 8% over the prior-year amount of $8.89. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “We had a good start to the year with solid growth in our Laboratory business, excluding the recovery of delayed shipments in the first quarter of 2024. Strong execution of our margin expansion strategies led to better than expected earnings.”

GAAP Results
EPS in the quarter was $7.81, compared with the prior-year amount of $8.24.

Compared with the prior year, total reported sales declined 5% to $883.7 million. By region, reported sales decreased 2% in the Americas, 9% in Europe, and 4% in Asia/Rest of World. Earnings before taxes amounted to $201.9 million, compared with $220.5 million in the prior year.

Non-GAAP Results
Adjusted EPS was $8.19, a decrease of 8% over the prior-year amount of $8.89.

Compared with the prior year, total sales in local currency decreased 3%. By region, local currency sales decreased 1% in the Americas, 7% in Europe, and 2% in Asia/Rest of World. Excluding the impact from delayed fourth quarter 2023 shipments that benefited first quarter 2024 results, sales in local currency increased 3%, including sales growth of 3% in the Americas, 4% in Europe, and 3% in Asia/Rest of World. Adjusted Operating Profit amounted to $236.7 million, compared with the prior-year amount of $267.3 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

Management cautions that market conditions are uncertain and could change quickly. Based on today's assessment, management anticipates local currency sales for the second quarter of 2025 will increase approximately 0% to 1%. Adjusted EPS is forecast to be $9.45 to $9.70, a growth rate of down 2% to up 1%. Included in the second quarter guidance is an estimated 3% headwind to Adjusted EPS growth due to higher tariff costs net of our mitigating actions.

For the full year 2025, management anticipates local currency sales will increase approximately 1% to 2%, which includes a headwind of approximately 1.5% from the previously disclosed shipping delays in the fourth quarter of 2023 that benefited the first quarter of 2024. Adjusted EPS is forecast to be in the range of $41.25 to

$42.00, representing growth of approximately 0% to 2%. This forecast includes headwinds of approximately 4% from the previously mentioned shipping delays and an estimated 2% due to higher tariff costs net of our mitigating actions. This compares with previous local currency sales growth guidance of approximately 3% and Adjusted EPS guidance of $42.35 to $43.00.

The Company does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort the timing and amount of future restructuring and other non-recurring items.

Conclusion

Kaltenbach added, “The ongoing global trade disputes have significantly increased uncertainty in global customer demand. We also estimate gross incremental global tariff costs of approximately $115 million on an annualized basis and are implementing mitigating actions this year that will fully offset these costs next year. We are confident that our strong culture of operational excellence and our highly agile team will continue to perform well in this dynamic environment, and we will benefit from the breadth of our innovative product portfolio and strategic programs.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow morning (Friday, May 2) at 8:30 a.m. Eastern Time. To listen to a live webcast or replay of the call, visit the investor relations page on the Company’s website at investor.mt.com. The presentation referenced on the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth, inflation, ongoing developments related to global trade disputes/tariffs, and the conflicts in Ukraine and the Middle East. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.”

We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, the impact of inflation, ongoing developments related to global trade disputes/tariffs, and the conflicts in Ukraine and the Middle East on our business.

Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including ongoing developments related to global trade disputes/tariffs, inflation, and the ongoing conflicts in Ukraine and the Middle East. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC from time to time.”

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2025		% of sales	March 31, 2024	% of sales
Net sales	$883,744	(a)	100.0	$925,949	100.0
Cost of sales	357,865		40.5	377,816	42.8
Gross profit	525,879		59.5	548,133	59.2

Research and development	46,346		5.2	46,415	5.0
Selling, general and administrative	242,799		27.5	234,390	25.3
Amortization	17,193		2.0	18,228	2.0
Interest expense	16,653		1.9	19,232	2.1
Restructuring charges	3,767		0.4	9,664	1.0
Other charges (income), net	(2,821)		(0.3)	(343)	—
Earnings before taxes	201,942		22.8	220,547	23.8

Provision for taxes	38,355		4.3	43,038	4.6
Net earnings	$163,587		18.5	$177,509	19.2

Basic earnings per common share:
Net earnings	$7.84			$8.28
Weighted average number of common shares	20,868,873			21,437,673

Diluted earnings per common share:
Net earnings	$7.81			$8.24
Weighted average number of common and common equivalent shares	20,945,188			21,543,313

Note:
(a)	Local currency sales decreased 3% compared to the same period in 2024.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2025		% of sales	March 31, 2024	% of sales
Earnings before taxes	$201,942			$220,547
Amortization	17,193			18,228
Interest expense	16,653			19,232
Restructuring charges	3,767			9,664
Other charges (income), net	(2,821)			(343)
Adjusted operating profit	$236,734	(b)	26.8	$267,328	28.9

Note:
(b)	Adjusted operating profit decreased 11% as compared to the same period in 2024.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2025	December 31, 2024

Cash and cash equivalents	$64,291	$59,362
Accounts receivable, net	638,390	687,112
Inventories	358,786	342,274
Other current assets and prepaid expenses	103,328	105,158
Total current assets	1,164,795	1,193,906

Property, plant and equipment, net	778,004	770,280
Goodwill and other intangible assets, net	925,047	926,057
Other non-current assets	366,833	349,756
Total assets	$3,234,679	$3,239,999

Short-term borrowings and maturities of long-term debt	$182,855	$182,623
Trade accounts payable	201,423	215,843
Accrued and other current liabilities	765,417	769,727
Total current liabilities	1,149,695	1,168,193

Long-term debt	1,891,240	1,831,265
Other non-current liabilities	375,726	367,431
Total liabilities	3,416,661	3,366,889

Shareholders’ equity	(181,982)	(126,890)
Total liabilities and shareholders’ equity	$3,234,679	$3,239,999

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2025	2024

Net earnings	$163,587	$177,509
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	12,464	12,522
Amortization	17,193	18,228
Deferred tax provision (benefit)	(879)	(2,063)
Share-based compensation	5,139	4,722
Decrease in cash resulting from changes in
operating assets and liabilities	(3,055)	(20,931)
Net cash provided by operating activities	194,449	189,987
Cash flows from investing activities:
Purchase of property, plant and equipment	(17,255)	(17,391)
Acquisitions	—	(1,000)
Other investing activities	10,348	9,456
Net cash used in investing activities	(6,907)	(8,935)
Cash flows from financing activities:
Proceeds from borrowings	512,496	449,863
Repayments of borrowings	(479,326)	(418,280)
Proceeds from exercise of stock options	2,198	1,831
Repurchases of common stock	(218,749)	(212,499)
Other financing activities	(764)	—
Net cash used in financing activities	(184,145)	(179,085)

Effect of exchange rate changes on cash and cash equivalents	1,532	(1,583)

Net (decrease) increase in cash and cash equivalents	4,929	384

Beginning of period	59,362	69,807
End of period	$64,291	$70,191

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

	Three months ended
	March 31,
	2025	2024
Net cash provided by operating activities	$194,449	$189,987
Payments in respect of restructuring activities	2,566	9,714
Purchase of property, plant and equipment (a)	(17,255)	(17,391)
Adjusted free cash flow	$179,760	$182,310

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Americas	Europe		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2025	(2)%	(9)%		(4)%		(5)%

Local Currency Sales Growth
Three Months Ended March 31, 2025	(1)%	(7)%		(2)%		(3)%

Note:
(a)	The Company estimates net sales growth for the three months ended March 31, 2025 was reduced by approximately 6% from the recovery of delayed shipments during the first quarter of 2024. Excluding this impact, local currency net sales increased by 3%, and by geographic destination increased 3% in the Americas, 4% in Europe and 3% in Asia/Rest of World for the three months ended March 31, 2025.
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2025		2024		% Growth
EPS as reported, diluted		$7.81		$8.24		(5)%

Purchased intangible amortization, net of tax		0.23	(a)	0.24	(a)
Restructuring charges, net of tax		0.15	(b)	0.36	(b)
Income tax expense		—		0.05	(c)

Adjusted EPS, diluted		$8.19		$8.89		(8)%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.3 million ($4.9 million after tax) and $6.6 million ($5.1 million after tax) for the three month periods ended March 31, 2025 and 2024, respectively.
(b)	Represents the EPS impact of restructuring charges of $3.8 million ($3.1 million after tax) and $9.7 million ($7.8 million after tax) for the three months ended March 31, 2025 and 2024, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2024 due to the timing of excess tax benefits associated with stock option exercises.